Exhibit 99.2

Certain Remarks of Fred B. Parks

Urologix, Inc. Teleconference

January 24, 2006

•	To the second issue affecting revenue – ASPs. We predicted ASP pressure and saw it through December, with ASPs on Targis and CTC catheters down double digit from a year ago. This pressure is competitively driven, as the reimbursement change was minor and as expected.

•	And now to the direct channel: treatments have been relatively constant for the last three quarters whereas third party mobiles declined 27% during the last six months versus the comparable prior year period, more than sufficient rationale for the initiation of our captive mobile service.

•	We believe we are near the end with CoolWave. Accordingly, clinical and development costs will naturally curtail expenses that have averaged approximately $50,000 per month this year.

Certain Remarks of Todd E. Paulson

Urologix, Inc. Teleconference

January 24, 2006

•	Approximately 99% of our revenue was generated in the United States.

•	We continued to see growth in the combined number of domestic treatment catheters sold and mobile treatments delivered in the second quarter, however, a portion of that growth was offset by year-over-year reductions in average per unit selling prices, primarily resulting from competitive pressures in our direct office accounts.

•	Compared to the prior year period, combined domestic shipments and mobile treatments increased 8% in the second quarter of 2006, bringing year-to-date domestic treatment volume growth to 7% through December 31, 2005.

•	As expected, shipments to Third-Party Mobile Service Providers in the second quarter declined from first quarter levels and now represent less than 20% of total U.S. volume.

•	Treatments through our Cooled ThermoTherapy mobile service more than offset this quarterly decline and accounted for approximately 10% of our total domestic treatment catheter volume in the second quarter.

•	We sold 12 control units during the quarter, up from 10 units sold in the prior year period and 9 sold in the prior quarter. We delivered 74 new accounts this quarter, up from 32 in the prior year period and 33 in the first quarter of 2006, with the majority of these accounts signing up for our Cooled ThermoTherapy mobile service.

•	Current quarter R&D expense and SG&A expense included $39,000 and $314,000, respectively, of equity-based compensation expense.